Exhibit 10.3

AMENDMENT NO. 1 TO THE CONTROLLED EQUITY OFFERINGSM SALES AGREEMENT

THIS AMENDMENT NO. 1, dated as of August 6, 2012 (this “Amendment”), by and among CAPLEASE, INC., a Maryland corporation (the “Company”), CAPLEASE, LP, a Delaware limited partnership (the “Operating Partnership”), and Cantor Fitzgerald & Co. (“CF&Co”), is an amendment to the Controlled Equity OfferingSM Sales Agreement, dated May 25, 2012 (the “Agreement”) among the Company, the Operating Partnership and CF&Co.

W I T N E S S E T H

WHEREAS, pursuant to Section 15 of the Agreement, the parties desire to amend the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1.         Amendment to the Agreement.

(i)           The fifth sentence of Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary herein, CF&Co shall not sell shares of Preferred Stock at a price higher than the Maximum Price.  For the purposes hereof, “Maximum Price” means (1) with respect to the Series A Preferred Stock, $25.00 per share plus any accrued and unpaid dividends to, but excluding, the date of sale, and (2) with respect to the Series B Preferred Stock, (a) through October 18, 2012, $27.50; (b) subsequent to October 18, 2012 and through April 19, 2016, the product of (A) $25.00 per share plus any accrued and unpaid dividends to, but excluding, the date of sale, and (B) the sum of (I) 1.0, and (II) (x) the number of complete years until the optional redemption date (April 19, 2017) times (y) .0050; and (c) on April 20, 2016 and thereafter, $25.00 per share plus any accrued and unpaid dividends to, but excluding, the date of sale.”

(ii)          The paragraph following “Gentlemen:” in the Form of Placement Notice attached as Schedule 1 to the Agreement is hereby deleted in its entirety and replaced with the following:

“Pursuant to the terms and subject to the conditions contained in the Controlled Equity OfferingSM Sales Agreement between CapLease, Inc. (the “Company”), Caplease, LP, and Cantor Fitzgerald & Co. (“CF&Co”) dated May 25, 2012, as amended by Amendment No. 1 to  the Controlled Equity OfferingSM Sales Agreement dated August 6, 2012 (as amended, the “Agreement”), I hereby request on behalf of the Company that CF&Co sell up to [ ] shares of the Company’s [common stock/Series A preferred stock/Series B preferred stock], par value $0.01 per share, at a minimum market price of $_______ per share and, with respect to any Preferred Stock, at the Maximum Price, as defined in Section 3 of the Agreement.”

SECTION 2.          Effect on the Agreement.   Except as amended hereby, the Agreement is reconfirmed in all respects and remains in full force and effect.

SECTION 3.          Execution in Counterparts.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile transmission.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CAPLEASE, INC.

By:	/s/ Paul H. McDowell
Name: Paul H. McDowell Title: Chief Executive Officer

CAPLEASE, LP By: CLF OP GENERAL PARTNER LLC, its sole general partner

By:	/s/ Paul H. McDowell
Name: Paul H. McDowell Title: Chief Executive Officer

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name: Jeffrey Lumby Title: Sr. Managing Director